                                                                  EXHIBIT 3.2(a)


                                                               STATE OF DELAWARE
                                                              SECRETARY OF STATE
                                                        DIVISION OF CORPORATIONS
                                                       FILED 09:00 AM 10/09/1997
                                                             971341538 - 2272161

                          CERTIFICATE OF AMENDMENT TO
                        CERTIFICATE OF INCORPORATION OF
                      CHECKERS DRIVE-IN RESTAURANTS, INC.


        Checkers Drive-In Restaurants, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

        FIRST: That pursuant to a Unanimous Written Consent of the Board of Directors of this Corporation, resolutions were duly adopted setting forth a proposed amendment of the Corporation's Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), declaring said amendment in the advisable and providing that the amendment be presented to the stockholders for consideration at the next annual meeting of stockholders. The resolution setting forth the proposed amendment is as follows:

        RESOLVED, that the first sentence of Article 4 of the Corporation's Certificate of Incorporation be, and it hereby is, to read as follows:

                         "The total number of shares of all classes of Capital
                 Stock which the Corporation shall have the authority to issue is 152,000,000 shares, consisting of (1) 150,000,000 shares of Common Stock, $.001 par value per share (the "Common Stock") and 2,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock").

        SECOND: That thereafter, the annual meeting of stockholders of the Corporation was duly called and held on August 6, 1997, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

        THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Checkers Drive-In Restaurants, Inc. has caused this certificate to be signed by James T. Holder, its Senior Vice President, General Counsel & Secretary, this 9th day of October, 1997.


                             CHECKERS DRIVE-IN RESTAURANTS, INC.

                             By:/s/ James T. Holder
                                --------------------------------------
                                James T. Holder
                                Senior Vice President, General Counsel
                                & Secretary